Exhibit 10.1

CORNING INCORPORATED
DEFERRED COMPENSATION PLAN FOR DIRECTORS

AMENDMENT NO. 4 TO FEBRUARY 3, 1999 RESTATEMENT

Pursuant to Section 16 of the Corning Incorporated Deferred Compensation Plan for Directors (the “Plan”), Corning Incorporated hereby amends the Plan, effective as of September 30, 2014, as follows:

1.           Section 5 (as previously amended by Amendments Nos. 2 and 3) is amended by deleting paragraphs (c) and (d) thereof in their entirety and replacing them with the following:

(c)
Restricted Stock Unit Account. The amount, if any, in or allocated to the participant’s deferred compensation restricted stock unit account on each date compensation would have been paid in accordance with the Company’s normal practice but for the election to defer shall be in a number of stock-settled restricted stock units (“RSUs”) granted under the Company’s 2010 Equity Plan for Non-Employee Directors (as it may be amended from time to time) or any successor shareholder approved plan that may be designated by the Company, the number of which RSUs shall be equal to such amount divided by the closing price of shares of the Company’s Common Stock on the New York Stock Exchange (hereinafter referred to as “Market Value”) on such date or on the trading day next preceding such date if such date is not a trading day, which number (unless the Board determines otherwise in its discretion) shall be rounded up to the next whole number of RSUs. On each date that the Company pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s account shall be credited with a number of additional RSUs equal to the amount of such dividend per share multiplied by the number of RSUs in such participant’s account on such date divided by the Market Value on such dividend date or on the trading day next preceding such date if the dividend payment date is not a trading day, which number (unless the Board determines otherwise in its discretion) shall be rounded up to the next whole number of RSUs.  Notwithstanding the foregoing, in connection with the adoption of Amendment No. 4 to the Plan, effective September 30, 2014, (i) the number of RSUs then credited to each participant’s restricted stock unit account in respect of each then-outstanding grant to the participant shall be rounded (up or down) to the nearest whole number of RSUs and (ii) solely if such rounding results in a reduction in the aggregate cumulative number of RSUs in the participant’s restricted stock unit account, the adjusted number of RSUs comprising the most recent grant credited to the participant’s account shall be increased such that, after giving effect to such increase, the aggregate cumulative number of RSUs  in the participant’s restricted stock unit account shall be a whole number of RSUs equal to or greater than the aggregate cumulative number of RSUs in the participant’s restricted stock unit account immediately before giving effect to this sentence.

(d)
Recapitalization.  The number of RSUs in the participant’s restricted stock unit account shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, or any distribution or spin-off of assets (other than cash) to the stockholders of the Company, which adjusted number (unless the Board determines otherwise in its discretion) shall be rounded up to the next whole number of RSUs.

© 2014 Corning Incorporated. All Rights Reserved.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 30th day of September, 2014.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon

Title:	Senior Vice President, Global Compensation and Benefits

© 2014 Corning Incorporated. All Rights Reserved.